Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of Cyclerion Therapeutics, Inc. for the registration of $150,000,000 of debt securities, common stock, preferred stock, units and warrants, and to the incorporation by reference therein of our report dated March 12, 2020, with respect to the consolidated and combined financial statements of Cyclerion Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 24, 2020